Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 21, 2023 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.121831 per unit, payable on September 28, 2023, to unitholders of record on August 31, 2023. Marine’s 2022 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.121831 per unit is slightly higher than the $0.110168 per unit distributed last quarter. This quarter, volumes of both oil and natural gas produced and included in this distribution have increased while the price realized for both oil and natural gas have decreased. This distribution is lower than the $0.261822 per unit distributed in the comparable quarter in 2022. As compared to the comparable quarter in 2022, the volumes of both oil and natural gas produced and included in this distribution and prices realized for both oil and natural gas have decreased when compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Argent Trust Company, Trustee
Toll Free –1.855.588-7839